As filed with the Securities and Exchange Commission on May 23, 2007 Registration No. 333-
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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-1868008
(I.R.S. Employer Identification Number)
7133 Rutherford Road, Suite 200
Baltimore, MD 21244
(410) 277-3740
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John V. Moran
Chief Executive Officer
GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, MD 21244
Tel: (410) 277-3740
Fax: (410) 277-5287
(Name and address, including zip code, and telephone number, including area code, of agent for service)
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Copy to:

James R. Hagerty, Esq.
888 17th Street, N.W., Suite 1000
Washington, DC 20006
Tel: (202) 223-5600
Fax: (202) 223-6625
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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x )

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant Rule 462(e) under the Securities Act, check the following box: ( )

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ( )

CALCULATION OF REGISTRATION FEE
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Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share, issuable upon exercise of warrant	100,000 (1)	$7.06	$706,000	$76

(1) Represents shares of our Common Stock issuable upon exercise of a warrant issued to ManTech International Corporation (“ManTech”) in exchange for ManTech’s agreement to issue letters of credit to Fianzas Guardiana Inbursa, S.A., a Mexican surety company, as collateral for an advance payment bond and a performance bond that the Company provided to Comision Federal de Electricidad (CFE) as required by the $6.6 million order that the Company received from CFE in June 2003 for a major simulator upgrade to the Laguna Verde nuclear plant near Vera Cruz, Mexico.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act, on the basis of $7.06 per share, the average of the high and low prices for the Common Stock on May 17, 2007 as reported on the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2007

PROSPECTUS

GSE SYSTEMS, INC.

Shares of Common Stock Issuable upon Exercise of Warrant
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This prospectus relates to the disposition by the selling shareholder of up to 100,000 shares of our Common Stock issuable upon the exercise of a warrant issued for the account of a shareholder named in this prospectus.

Investing in our securities involves a significant degree of risk. You should carefully read this prospectus and consider the matters described in "Risk Factors" before you decide to invest in these securities.

Our Common Stock is listed on the American Stock Exchange (“AMEX”) under the symbol "GVP". For a more detailed description of our securities, see “Description of Our Share Capital” section of this prospectus. On May 22, 2007, the closing sale price of the Common Stock on AMEX was $6.90.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities. Changes may occur after the date of this Prospectus and GSE Systems will not update the information contained herein except in the normal course of their respective public disclosures.

The selling shareholder may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholder may sell their shares of Common Stock in the section entitled “Plan of Distribution”.

We will not be paying any underwriting discounts or commissions in this offering.

We will not receive any proceeds from the resale of shares of Common Stock by the selling shareholder. We will pay the expenses of this offering.

The Company has granted registration rights with respect to 100,000 shares issuable upon the exercise of the warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is May      , 2007.

 PROSPECTUS SUMMARY
This section contains a general summary of the information contained in this prospectus and highlights selected information described in greater detail elsewhere or incorporated by reference in this prospectus. You should carefully read this entire prospectus, including the risk factors beginning on page 3, and the documents incorporated by reference in this prospectus to fully understand it and our business, results of operations and financial condition. The information in this prospectus is not complete and may be changed. The selling shareholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy and accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus relates to the sale by the selling shareholder of up to 100,000 shares of our common stock (the “Common Stock”) issued and issuable for the account of the shareholder named in this prospectus. The selling shareholder may sell the Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expense of registering these shares.

On July 9, 2003, we granted a Warrant to Purchase Common Stock of GSE Systems, Inc. (the “Warrant”) to ManTech International Corporation (“ManTech”) pursuant to the provisions of the July 9, 2003 Collateral Agreement (the “Collateral Agreement”) by and between the Company and ManTech. The Collateral Agreement provided for issuing ManTech a warrant to purchase 100,000 shares of our Common Stock at an exercise price equal to $1.33 per share. The Warrant includes registration rights, for the benefit of the holder, requiring us to file a registration statement with the SEC, with respect to the resale of the Common Stock issuable upon exercise of the Warrant. See the section captioned “Description of the ManTech Warrant”.

The Company

GSE Systems, Inc. (the “Company”, “GSE” or “GSE Systems” or “we” or “us”) is incorporated under the laws of the State of Delaware and is a leader in real-time, high fidelity simulation. The Company provides simulation solutions and services to the nuclear and fossil electric utility industry and the chemical and petrochemical industries. In addition, the Company provides plant monitoring and signal analysis monitoring and optimization software primarily to the power industry. GSE Systems, Inc.’s executive offices are located at 7133 Rutherford Road, Suite 200, Baltimore, Maryland 21244. The Company’s telephone number is (410) 277-3740 and its facsimile number is (410) 277-5287. Our common stock trades on the American Stock Exchange under the symbol “GVP”. GSE maintains a Web site at http://www.gses.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Recent Developments

Revenue for the year ended December 31, 2006 was $27.5 million versus $22.0 million for the year ended December 31, 2005, a 25% increase. This increase reflected an increase in orders and higher volume in 2006. Orders logged in 2006 totaled $33.5 million, including a $15.1 million contract received from the Emirates Simulation Academy, LLC (“ESA”), as compared to $15.3 million in 2005. For the twelve months ended December 31, 2006, the Company  recognized $5.7 million of contract revenue on the ESA project, which accounted for 20.7% of the Company’s consolidated revenue. For the twelve months ended December 31, 2006, the Company had operating income of $2.1 million, but incurred a net loss of $346,000. The net loss was largely attributable to a $1.4 million loss on extinguishment of debt which was incurred when the Company entered into a Cancellation and Warrant Exchange Agreement under which Dolphin Direct Equity Partners, LP agreed to cancel its $2.0 million Senior Subordinated Secured Convertible Promissory Note and cancel its outstanding warrant to purchase 370,952 shares of GSE common stock at an exercise price of $2.22 per share (as further described in the Company’s Form 8-K filed with the Commission on March 6, 2006 and incorporated by reference herein).  In exchange for Dolphin's agreement to enter into the Cancellation Agreement, the Company repaid the Dolphin Note and agreed to issue a new warrant to purchase 900,000 shares of GSE common stock at an exercise price of $0.67 per share. In conjunction with this transaction, the Company wrote off the remaining unamortized Original Issue Discount of $1.1 million, wrote off the remaining unamortized deferred financing charges of $185,000, recognized a credit of $698,000 from the write-off of the liabilities related to the Dolphin Note conversion feature and the related warrants, and took an $868,000 charge for the value of the 900,000 new warrants issued to Dolphin.

Revenue for the three months ended March 31, 2007 totaled $7.8 million, which was 40.5% higher than the $5.6 million total revenue for the three months ended March 31, 2006. The majority of the increase was attributable to the $15.1 million ESA contract received in January 2006. The Company recognized $2.7 million of revenue on the contract in the first quarter of 2007 versus $740,000 in the first quarter of 2006.  Operating income was $452,000 (5.8% of revenue) and $212,000 (3.8% of revenue) for the three months ended March 31, 2007 and 2006, respectively. The Company had net income of $31,000 for the three months ended March 31, 2007 as compared to a net loss of $1.3 million for the three months ended March 31, 2006. The net loss in 2006 reflected the $1.4 million loss on extinguishment of debt discussed above.

The Company’s backlog at March 31, 2007 was $17.0 million, of which $6.7 million was related to the ESA contract.

On May 16, 2007, the Company deposited $1,180,000 into a restricted, interest-bearing account at the Union National Bank (“UNB”) in the United Arab Emirates as a partial guarantee for the $11.8 million credit facility that UNB has extended to ESA. The guarantee will be in place until the expiration of the ESA credit facility on December 31, 2014 or earlier if ESA pays down and terminates the credit facility.

At any time after March 1, 2007, the Company had the right to convert its Series A Convertible Preferred Stock into shares of GSE common stock when the average of the current stock price during the twenty trading days immediately prior to the date of such conversion exceeded 200% of the Series A Conversion Price ($1.77 per share). Prior to March 7, 2007, the holders of 22,500 shares of Preferred Stock had already elected to convert their Preferred Stock into a total of 1,271,187 shares of Common Stock; 8,580 shares of Preferred Stock were converted in 2006, and 13,920 shares of Preferred Stock were converted in 2007. On March 7, 2007, the Company sent notice to the holders of the remaining 20,000 outstanding shares of its Preferred Stock that the average current stock price for the prior twenty trading days had exceeded 200% of the Conversion Price, and that the Company was converting the outstanding Preferred Stock into common stock. The 20,000 shares of Preferred Stock were converted into 1,129,946 shares of GSE Common Stock as further described in the Company’s Form 8-K filed with the Commission on March 12, 2007 and incorporated by reference herein. As of May 22, 2007, the Company had 13,115,621 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The Company has limited cash resources.  If the Company is unable to generate adequate cash flow from operations, it will need additional capital to fund its operations.

Based on the Company’s forecasted expenditures and cash flow, we believe we will need gross cash inflows of approximately $32.6 million to fund our consolidated operations for the twelve months ended December 31, 2007. We anticipate our normal operations and the utilization of our current credit facility will generate all of the funds necessary to fund our 2007 consolidated operations. We believe that we will have sufficient liquidity and working capital without additional financing. We expect to generate $30.0 million of cash in the year ended December 31, 2007 from the Company’s milestone billings backlog as of December 31, 2006, including $12.8 million from the ESA Contract, plus the orders logged by the Company in 2007 through March 31, 2007. The balance of the Company’s 2007 cash requirement is expected to be generated by future orders. However, notwithstanding the foregoing, the Company may be required to look for additional capital to fund its operations if the Company is unable to operate profitably and generate sufficient cash from operations. There can be no assurance that the Company would be successful in raising such additional funds.

The Company's expense levels are based upon its expectations as to future revenues, so it may be unable to adjust spending to compensate for a revenue shortfall. Accordingly, any revenue shortfall would likely have a disproportionate effect on the Company's operating results.

The Company’s revenue was $27.5 million, $22.0 million, and $29.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. The Company’s operating income (loss) was $2.1 million, ($4.7 million), and $2,000 in 2006, 2005, and 2004, respectively. The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of new products and enhancements by the Company and its competitors, and fluctuating foreign economic conditions. Since the Company's expense levels are based in part on its expectations as to future revenues and includes certain fixed costs, the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and such revenue shortfalls would likely have a disproportionate adverse effect on operating results.

Risk of International Sales and Operations

Sales of products and the provision of services to end users outside the United States accounted for approximately 74% of the Company's consolidated revenue in 2006, 63% of the Company’s consolidated revenue in 2005, and 65% of consolidated revenue in 2004. The Company anticipates that international sales and services will continue to account for a significant portion of its revenue in the foreseeable future. As a result, the Company may be subject to certain risks, including risks associated with the application and imposition of protective legislation and regulations relating to import or export (including export of high technology products) or otherwise resulting from trade or foreign policy and risks associated with exchange rate fluctuations. Additional risks include potentially adverse tax consequences, tariffs, quotas and other barriers, potential difficulties involving the Company's strategic alliances and managing foreign sales agents or representatives and potential difficulties in accounts receivable collection. The Company currently sells products and provides services to customers in emerging market economies such as the United Arab Emirates, (21% of the Company’s consolidated revenue in 2006, but none in 2005 and 2004) and Russia (12%, 0% and 5% of the Company’s consolidated revenue in 2006, 2005 and 2004, respectively). Although end users in the Ukraine accounted for 8%, 18%, and 21% of the Company’s consolidated revenue in 2006, 2005, and 2004, respectively, GSE’s customer for these projects was Battelle’s Pacific Northwest National Laboratory, which is the purchasing agent for the U.S. Department of Energy (“DOE”). The DOE provides funding for various projects in Eastern and Central Europe. Accordingly, the Company is not subject to the political and financial risks that are normally faced when doing business in the Ukraine. The Company has taken steps designed to reduce the additional risks associated with doing business in these countries, but the Company believes that such risks may still exist and include, among others, general political and economic instability, lack of currency convertibility, as well as uncertainty with respect to the efficacy of applicable legal systems. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, financial condition or results of operations.

For the year ended December 31, 2006, three customers provided a substantial portion of the Company’s revenue. There is no guarantee that the Company will be able to generate the same level of revenue from these customers in future periods, nor that the Company could replace these revenues from other customers, thus causing a material adverse effect upon the Company's future revenue and results of operations.

For the year ended December 31, 2006, the Emirates Simulation Academy LLC (UAE) provided 21% of the Company’s consolidated 2006 revenue (none in 2005 and 2004); the Federal State-Owned Enterprise Rosenergoatom (Russia) provided 12% of the Company’s consolidated 2006 revenue (0% and 5% in 2005 and 2004, respectively), and Battelle's Pacific Northwest National Laboratory accounted for approximately 11% of the Company’s consolidated 2006 revenue (25% and 24% in 2005 and 2004, respectively). The Pacific Northwest National Laboratory is the purchasing agent for the DOE and the numerous projects the Company performs in Eastern and Central Europe. The Company may not generate comparable revenue from these customers in future periods and may not be able to replace this revenue from other customers, thus materially and adversely affecting the Company’s revenue and results of operations.

The Company's business is substantially dependent on sales to the nuclear power industry. Any disruption in this industry would have a material adverse effect upon the Company's revenue.

In 2006, 60% of GSE’s revenue was from customers in the nuclear power industry (83% in 2005 and 85% in 2004). The Company will continue to derive a significant portion of its revenue from customers in the nuclear power industry for the foreseeable future. The Company's ability to supply nuclear power plant simulators and related products and services is dependent on the continued operation of nuclear power plants and, to a lesser extent, on the construction of new nuclear power plants. A wide range of factors affect the continued operation and construction of nuclear power plants, including the political and regulatory environment, the availability and cost of alternative means of power generation, the occurrence of future nuclear incidents, and general economic conditions.

The Company's line of credit agreement with Laurus Master Fund Ltd. imposes significant operating and financial restrictions, which may prevent it from capitalizing on business opportunities.

GSE’s line of credit agreement with Laurus Master Fund Ltd. (as further described in the Company’s Form 8-K filed with the Commission on March 8, 2006 and incorporated by reference herein) imposes significant operating and financial restrictions. These restrictions affect, and in certain cases limit, among other things, the Company’s ability to:

♦	incur additional indebtedness and liens;

♦	make capital expenditures;

♦	make investments and acquisitions;

♦	consolidate, merge or sell all or substantially all of its assets.

There can be no assurance that these restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of shareholders.

The Company is dependent on product innovation and development, which costs are incurred prior to revenues for new products and improvements.

The Company believes that its success will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer needs. The Company's product development activities are aimed at the development and expansion of its library of software modeling tools, the improvement of its display systems and workstation technologies, and the advancement and upgrading of its simulation technology. The life cycles for software modeling tools, graphical user interfaces, and simulation technology are variable and largely determined by competitive pressures. Consequently, the Company will need to continue to make significant investments in research and development to enhance and expand its capabilities in these areas and to maintain its competitive advantage.

The Company relies upon its intellectual property rights for the success of its business; however, the steps it has taken to protect its intellectual property may be inadequate.

Although the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are important to establishing and maintaining a technological leadership position, the Company's business depends, in part, on its intellectual property rights in its proprietary technology and information. The Company relies upon a combination of trade secret, copyright, patent and trademark law, contractual arrangements and technical means to protect its intellectual property rights. The Company enters into confidentiality agreements with its employees, consultants, joint venture and alliance partners, customers and other third parties that are granted access to its proprietary information, and limits access to and distribution of its proprietary information. There can be no assurance, however, that the Company has protected or will be able to protect its proprietary technology and information adequately, that the unauthorized disclosure or use of the Company's proprietary information will be prevented, that others have not or will not develop similar technology or information independently, or, to the extent the Company owns patents, that others have not or will not be able to design around those patents. Furthermore, the laws of certain countries in which the Company's products are sold do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

The industries in which GSE operates are highly competitive. This competition may prevent the Company from raising prices at the same pace as its costs increase.

The Company's businesses operate in highly competitive environments with both domestic and foreign competitors, many of whom have substantially greater financial, marketing and other resources than the Company. The principal factors affecting competition include price, technological proficiency, ease of system configuration, product reliability, applications expertise, engineering support, local presence and financial stability. The Company believes that competition in the simulation fields may further intensify in the future as a result of advances in technology, consolidations and/or strategic alliances among competitors, increased costs required to develop new technology and the increasing importance of software content in systems and products. As the Company's business has a significant international component, changes in the value of the dollar could adversely affect the Company's ability to compete internationally.

GSE may pursue new acquisitions and joint ventures, and any of these transactions could adversely affect its operating results or result in increased costs or other related issues.

The Company intends to pursue new acquisitions and joint ventures, a pursuit which could consume substantial time and resources. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. The Company may also encounter substantial unanticipated costs or other related issues such as compliance with new regulations and regulatory schemes, additional oversight, elimination of redundancy, and increased employee benefits costs associated with the acquired businesses. The risks inherent in this strategy could have an adverse impact on the Company’s results of operation or financial position

The nuclear power industry, the Company's largest customer group, is associated with a number of hazards which could create significant liabilities for the Company.

The Company's business could expose it to third party claims with respect to product, environmental and other similar liabilities. Although the Company has sought to protect itself from these potential liabilities through a variety of legal and contractual provisions as well as through liability insurance, the effectiveness of such protections has not been fully tested. Certain of the Company's products and services are used by the nuclear power industry primarily in operator training. Although the Company's contracts for such products and services typically contain provisions designed to protect the Company from potential liabilities associated with such use, there can be no assurance that the Company would not be materially adversely affected by claims or actions which may potentially arise.

The Company, as a 10% owner of ESA, has provided a partial guarantee totaling $1.2 million for the credit facility that UNB has extended to ESA. ESA is a start-up entity; if it is unable to generate sufficient cash flow from operations and defaults on its credit facility, GSE may have to provide up to $1.2 million to UNB to cover ESA’s obligations.

In May 2007, the Company deposited $1.2 million into a restricted, interest-bearing account at UNB in the United Arab Emirates as a partial guarantee for the $11.8 million credit facility that UNB has extended to ESA. The guarantee will be in place until the expiration of the ESA credit facility on December 31, 2014 or earlier if ESA pays down and terminates the facility. Both of the other two owners of ESA, Al Qudra Holding PJSC and the Centre of Excellence for Applied Research and Training, both located in the United Arab Emirates, have each provided to UNB a bank guarantee for 100% of the $11.8 million ESA credit facility. In the event that ESA should default upon their UNB loan, UNB can utilize all or a portion of the guarantees that the three owners have provided to cover ESA’s outstanding borrowings against the credit facility and accrued interest payable. Thus, if such a default were to occur, GSE may incur a loss of up to $1.2 million.

The Common Stock issuable upon exercise of the Warrant may be diluted.

The number of shares of our Common Stock issuable upon exercise of the Warrant is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our Common Stock issuable upon exercise of the Warrant is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock, or in connection with acquisitions or other transactions which may adversely affect the price of our Common Stock. The terms of the Warrant do not restrict our ability to offer Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no particular obligation to consider the interests of the holders of our Common Stock in engaging in any such offering or transaction.

Our Common Stock will rank behind our current debt obligations.

Until such time as our current debt obligations are satisfied, our Common Stock will rank junior to our outstanding debt obligations as to distribution of assets upon dissolution, liquidation or winding up of the Company.

You should consider the tax considerations relating to investing in the Common Stock.

Investors in this offering may face adverse federal, state and local tax consequences by virtue of their purchase, ownership and holdings of Common Stock. Prospective investors should consult their own tax advisors regarding these and other possible tax consequences to them of an investment in this offering.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on management’s assumptions, expectations and projections about us, and the industry within which we operate, that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as “anticipate,” “believe,” “continue,” “estimate”, “intend”, “may,” “plan”, “potential”, “predict”, “expect”, “should”, “will” and similar expressions, or the negative of these terms or other comparable terminology, have been used to identify these forward-looking statements. These forward-looking statements may also use different phrases. These statements regarding our expectations reflect our current beliefs and are based on information currently available to us. Accordingly, these statements by their nature are subject to risks and uncertainties, including those listed under “Risk Factors,” which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q subsequent to the filing of our most recent annual report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances. We caution you that a variety of factors, including but not limited to the factors described under the heading “Risk Factors” and the following, could cause our business conditions and results to differ materially from what is contained in forward-looking statements:

-	changes in the rate of economic growth in the United States and other major international economies;
-	changes in investment by the nuclear and fossil electric utility industry, the chemical and petrochemical industries and the U.S. military-industrial complex;
-	changes in the financial condition of our customers;
-	changes in regulatory environment;
-	changes in project design or schedules;
-	contract cancellations;
-	changes in our estimates of costs to complete projects;
-	changes in trade, monetary and fiscal policies worldwide;
-	currency fluctuations;
-	war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided;
-	outcomes of future litigation;
-	protection and validity of our patents and other intellectual property rights;
-	increasing competition by foreign and domestic companies;
-	compliance with our debt covenants;
-	recoverability of claims against our customers and others; and
-	changes in estimates used in our critical accounting policies.

Other factors and assumptions not identified above were also involved in the formation of these forward looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward looking statements that may be made by us. You should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise.

We undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the SEC.

GUIDE TO READING THIS PROSPECTUS

We urge you to read the entire prospectus, including “Risk Factors,” and the information contained in the public documents that we have filed with the Securities and Exchange Commission (the “Commission”). You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Certain of the information contained in this prospectus was obtained from other sources. This prospectus also incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.

You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different from such information. If you receive any unauthorized information, you should not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included or incorporated by reference in this prospectus or any supplement.

You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus or on the date of any supplement as to information contained in it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

We include cross references to captions in this prospectus where you can find further related discussions. The above table of contents tells you where to find these captions.

Throughout this prospectus, we refer to ourselves, GSE Systems, Inc. as the “Company,” “GSE” or “GSE Systems”, “we” or “us”.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the resale shares by the selling shareholder. All proceeds from the resale of shares will be for the accounts of the selling shareholder named in this prospectus, any supplement to this prospectus or in any amendment to the registration statement of which this prospectus forms a part. We will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrant described in this prospectus, which we will use for general corporate purposes.

DETERMINATION OF OFFERING PRICE

Market Price Information

For the week beginning May 14, 2007 and ending May 18, 2007, the high and low sale price for the Company’s Common Stock, as reported by AMEX, was $7.50 (high) and $6.95 (low). The following table sets forth, for the periods indicated, the high and low sale prices for the Company’s Common Stock reported by AMEX:

2007
Quarter	High	Low
First	$8.42	$5.82

2006

Quarter	High	Low
First	$1.90	$1.30
Second	$4.56	$1.70
Third	$4.23	$3.22
Fourth	$6.99	$3.20

2005

Quarter	High	Low
First	$2.76	$1.75
Second	$2.20	$1.70
Third	$1.80	$1.25
Fourth	$1.58	$1.06

The Company believes factors such as quarterly fluctuations in results of operations and announcements of new products by the Company or by its competitors may cause the market price of the common stock to fluctuate, perhaps significantly. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. The Company’s common stock has also experienced a relatively low trading volume, making it further susceptible to extreme price fluctuations. These factors may adversely affect the market price of the Company's common stock.

Dividend Policy

As of the date of this prospectus, except as described below, the Company intends to retain its future earnings, if any, to finance the further development and expansion of our business and does not intend to pay dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in our current and future financing instruments and other factors our Board deems relevant.

There were approximately 74 holders of record of the common stock as of December 31, 2006. The Company has never declared or paid a cash dividend on its common stock. The Company currently intends to retain future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future on its common stock. In December 2001, the Company issued to ManTech International Corporation (“ManTech”) 39,000 shares of convertible preferred stock which accrued dividends at an annual rate of six percent (6%) payable quarterly. ManTech elected to convert the preferred stock to common stock in October 2003. At the date of the conversion, the Company’s credit facility restricted the Company from paying any dividends on the preferred stock. At March 31, 2007, the Company had accrued dividends payable to ManTech of $316,000. The unpaid dividends accrue interest at six percent (6%) per annum.  At March 31, 2007, the Company had an accrual for interest payable of $84,000.

In addition, the holders of Preferred Stock issued by the Company pursuant to the terms of the Company’s February 2006 offering of units consisting of up to $4.25 million of Preferred Stock and warrants were entitled to receive cumulative dividends on a semiannual basis every June 30 and December 30 (as further described in the Company’s Form 8-K and Form S-3, as amended, filed with the Commission on March 6, 2006 and May 30, 2006, respectively). In 2006, the Company paid dividends totaling $279,000 to the preferred shareholders and has accrued dividends payable as of March 31, 2007 of $49,000. Dividends on the Preferred Stock accrued on a daily basis from and including the date of issuance at the rate of eight percent (8%) per annum of the Liquidation Value (the "Dividend Rate" as that term is defined in the Certificate of Designation, Preferences and Rights (the “Certificate of Designation”), previously filed as an Exhibit to the Company’s March 6, 2006 Form 8-K).

Equity Compensation Plan

The following table sets forth the equity compensation plan information as of December 31, 2006:
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	1,892,702	$2.48	224,186
Equity compensation plans not approved by security holders	--	$ --	--
Total	1,892,702	$2.48	224,186

DESCRIPTION OF OUR SHARE CAPITAL

The following description of the Company’s share capital summarizes certain provisions of the Company’s certificate of incorporation and by-laws and a certificate of designation in respect of the Company’s preferred stock and of applicable U.S. law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Company’s certificate of incorporation, by-laws and the certificate of designation, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read those exhibits carefully.

Authorized Capital Stock

As of the date of this prospectus, we are authorized to issue 20,000,000 shares of common stock, par value $0.01, of which 18,000,000 shares shall be common stock and 2,000,000 shares shall be preferred stock.

As of the date of this prospectus, the Company had 13,115,621 shares of common stock outstanding, and has reserved an additional 100,000 shares of common stock for issuance upon exercise of the Warrant. Descriptions of the material provisions of the Warrant may be found in “Description of the ManTech Warrant”.

Common Stock

Generally. The Company’s common shares are quoted on the American Stock Exchange under the symbol “GVP”. Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. The Company’s by-laws provide that any variation of the rights attached to the common shares, whether by the amendment, alteration or repeal of the terms of the Company’s certificate of association and by-laws relating to the common shares or resulting from any merger, amalgamation or similar business combination, or otherwise would require the approval of holders of at least three fourths of the issued and outstanding common shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed by the requisite majority at a meeting of the holders of the common shares at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding common shares is present.

Liquidation. In the event of the liquidation, dissolution or winding up of the Company, the holders of common shares are entitled to share equally and ratably (with the holders of other shares of the Company entitling the holders to liquidation rights pro rata with the common shares, including holders of preferred shares) in the assets, if any, remaining after the payment of all of the Company’s debts and liabilities, subject to any liquidation preference on any outstanding preferred shares.

Voting Rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by the Company’s by-laws, resolutions to be approved by holders of common shares require approval by an affirmative majority of the votes cast at a meeting at which a quorum is present. The common shares and, prior to their becoming convertible, the preferred shares will vote together as a single class except in the case of circumstances which constitute a variation of the rights of the common shares or the preferred shares, as described below or as required by applicable law, when holders of common shares and preferred shares will each vote as a separate class.

Dividend Rights. The Company’s board of directors may declare and pay dividends on the common shares or the preferred shares or make distributions out of contributed surplus from time to time unless there are reasonable grounds for believing the Company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of the Company.

Preferred Stock

Convertible preferred shares were issued by the Company pursuant to the terms of the Company’s February 2006 offering of units consisting of up to $4.25 million of preferred shares and warrants as further described in the Company’s Form 8-K and Form S-3, as amended, filed with the Commission on March 6, 2006 and May 30, 2006, respectively.

As of March 7, 2007, and as further described in the Company’s Form 8-K filed with the Commission on March 12, 2007 and incorporated by reference herein, all 42,500 preferred shares had been converted into 2,401,133 common shares at the Company’s election as provided in Section 7(a) of the Certificate of Designation captioned “Contingent Conversion”, previously filed as an Exhibit to the Company’s March 6, 2006 Form 8-K. At any time after March 1, 2007, the Company had the right to convert all shares of the Series A Convertible Preferred Stock into shares of GSE Common Stock when the average of the current stock price during the twenty (20) trading days immediately prior to the date of such conversion exceeded two hundred percent (200%) of the Series A Conversion Price ($1.77 per share). Prior to March 7, 2007, the holders of 22,500 shares of Preferred Stock had already elected to convert their Preferred Stock into a total of 1,271,187 shares of Common Stock; 8,580 shares of Preferred Stock were converted in 2006, and 13,920 shares of Preferred Stock were converted in 2007. On March 7, 2007, the Company converted the remaining 20,000 outstanding shares of its Preferred Stock that had not already been converted by the holder into 1,129,946 shares of GSE common stock.

RELATIONSHIPS AND RELATED TRANSACTIONS
GSE is a member of the Emirates Simulation Academy, LLC (“ESA”), headquartered in Abu Dhabi, United Arab Emirates. ESA was formed in November 2005 to build and operate simulation training academies in the Arab Gulf Region. The initial focus of ESA is on the training and certification of plant operators, maintenance personnel and engineers at power plants, desalination plants, and oil refineries and platforms. GSE holds one of the three director positions, and has a ten percent (10%) minority ownership interest in ESA. The other two members of ESA and their respective ownership percentages are as follows: (1) Al Qudra Holding PJSC of the United Arab Emirates (60%) (“Al Qudra”) and (2) The Centre of Excellence for Applied Research and Training of the United Arab Emirates (30%) (“The Centre”). All decisions of the ESA Board of Directors must be unanimous, and holders of at least seventy five percent (75%) of the ESA ownership interests must be present for a Board meeting to be convened. As a minority owner, GSE is not involved in the day-to-day operations of ESA. At March 31, 2007, our investment in ESA totaled $255,000 and was included on the balance sheet in other assets. We account for our investment in ESA using the equity method.

In conjunction with the development of the first training academy by ESA in Abu Dhabi, on January 5, 2006 we announced that we were awarded a $15.1 million contract from ESA on January 3, 2006 (the “ESA Contract”) to provide five real-time, high fidelity simulators including a gas turbine power plant, a desalination plant, a combined cycle plant, a petroleum refinery and an oil platform (as further described in the Companies registration statement on Form S-3 filed with the Commission on May 30, 2006 and incorporated by reference herein). In addition, GSE is developing the training programs associated with the simulators, as well as the development of traditional classroom and online training content. We believe that the terms of this transaction are no more or less favorable to us than the terms that could be obtained from unaffiliated third parties. The ESA Contract contemplates GSE’s performance under the agreement as an independent contractor, and it incorporates a license and technology transfer agreement, a software license agreement, a milestone payment schedule, an option for an additional hardware component and a confidentiality provision. Outside of any applicable cure period, in the event of material breach, the non-breaching party may terminate the ESA Contract with written notice to the breaching party.

For the twelve months ended December 31, 2006, the Company recognized $5.7 million of revenue under the ESA Contract using the percentage-of-completion method, which accounted for 20.7% of the Company’s consolidated revenue. In the three months ended March 31, 2007, the Company recognized $2.7 million of revenue (34.9% of consolidated revenue) under the ESA Contract. In accordance with the equity method, the Company eliminates 10% of the profit from this contract as the training simulators are assets that will be recorded on the books of ESA, and the Company is thus required to eliminate its proportionate share of the profit included in the asset value. The profit elimination totaled $251,000 for the year ended December 31, 2006 and $121,000 for the three months ended March 31, 2007 and has been recorded as an other expense in the income statement.  $372,000 has been recorded as an other liability on the balance sheet as of March 31, 2007.  Once ESA begins to amortize the training simulators on their books, GSE will begin to amortize the other liability to other income.

At March 31, 2007, the Company had trade receivables due from ESA totaling $3.6 million; the Company received payment in full of this balance in May 2007. Under the terms of the ESA Contract, the Company provided a $2.1 million performance bond to ESA that will remain outstanding until the end of the warranty period on October 31, 2008. On May 16, 2007, the Company deposited $1,180,000 into a restricted, interest-bearing account at the Union National Bank (“UNB”) in the United Arab Emirates as a partial guarantee for the $11.8 million credit facility that UNB has extended to ESA. The guarantee will be in place until the natural expiration of the ESA credit facility on December 31, 2014 or earlier if ESA pays down and terminates the credit facility prior to December 31, 2014.

George J. Pedersen is the Chairman of the Company’s Executive Committee and is also a member of the Company’s Nominating Committee. The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Law. The Nominating Committee has the authority to select and recommend nominees for election as directors. Mr. Pedersen is also Chairman of the Board, Chief Executive Officer and President of the selling shareholder, ManTech. Mr. Pedersen has a controlling interest in ManTech.

Description of the ManTech Warrant

On July 9, 2003, we granted a Warrant to Purchase Common Stock of GSE Systems, Inc. (the “Warrant”) to ManTech pursuant to the provisions of the July 9, 2003 Collateral Agreement. The Collateral Agreement provides for issuing ManTech a warrant to purchase 100,000 shares of our Common Stock at an exercise price of $1.33 per share.

The Warrant provides for certain adjustments as follows:

Reorganization, Reclassification or Merger. In the case of (a) reorganization, reclassification or change of outstanding securities of the class issuable upon exercise, or (b) in case of any consolidation or merger (other than one in which the Company is a continuing corporation and which does not result in a reclassification or change of securities issuable upon exercise of the Warrant), or (c) in case of any sale of all/substantially all of the Company’s assets, the Company must deliver the kind and amount of shares of stock, other securities, money and property receivable upon reorganization, reclassification, change, consolidation, merger or sale by a holder of one share of Common Stock. The Company may not effect any such reorganization, reclassification, change, consolidation, merger or sale on or before the successor corporation assumes, in writing, the obligation to deliver the shares of stock, other securities, money and or other property which the Warrant holder is entitled to purchase.

Subdivision or Combination of Shares. If the Company subdivides or combines its Common Stock at any time the warrant is outstanding and unexpired, the Warrant price will be proportionately decreased (subdivision) or increased (combination).

Dividends in Cash or Property. The holder of Common Stock issuable upon exercise of the Warrant is entitled to receive (i) evidences of indebtedness, cash or assets, (ii) rights, options or warrants to subscribe for Common Stock or (iii) any equity securities of the Company (other than Common Stock) including any securities convertible into or exchangeable for shares of Common Stock. The Warrant price shall be adjusted by multiplying (a) the Warrant price in effect before the record date for determination of shareholders entitled to receive such distribution by (b) a fraction, the numerator being the Current Market Price per share of the Common Stock on the record date less the fair market value of the portion of the (i) evidences of indebtedness, cash or assets to be distributed or of the (ii) securities, rights, options or warrants or cash; and the denominator being the Current Market Price per share of Common Stock. The Current Market Price per share of Common Stock shall be the average of the closing market price for twenty (20) consecutive trading days preceding the date in question.

Stock Dividends. If the Company at any time pays a dividend payable in, or makes any other distribution with respect to, the Common Stock, the Warrant price shall be adjusted from the record date for determination of shareholders entitled to receive such dividend or distribution to that price determined by multiplying (a) the Warrant price by a fraction, the numerator being the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (b) the denominator being the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

The Warrant also provides that the Common Stock issuable upon exercise of the Warrant is entitled to registration under the Securities Act, subject to removal of restrictive legends and provided that the Company receives a legal opinion stating that any transfer by the holder or the securities evidenced by the certificate will not violate the Securities Act.

SELLING SECURITY HOLDER

We initially issued the Warrant to the respective selling security holder as an initial purchaser in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). To the best of our knowledge, and after due inquiry, the selling security holder owned Company securities prior to the transaction described in the section captioned “Prospectus Summary”.  On August 17, 1998, ManTech received a warrant to purchase 150,000 shares of Common Stock at an exercise price of $2.375 per share as compensation for providing a guaranty in support of the Company’s line of credit. The warrant expired unexercised on August 17, 2003.

As described in the section captioned “Relationships and Related Transactions”, over the last three (3) years, George J. Pedersen has served as and is the Chairman of the Company’s Executive Committee and also has served as and is a member of the Company’s Nominating Committee. The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Laws. The Nominating Committee has the authority to select and recommend nominees for election as directors. Mr. Pedersen has also served as and is Chairman of the Board, Chief Executive Officer and President of the selling security holder, ManTech. Mr. Pedersen has a controlling interest in ManTech.

The selling security holder, including its transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this prospectus any and all of the Common Stock issuable upon exercise of the Warrant. The selling security holder may also elect not to sell any Common Stock issuable upon exercise of the Warrant.

To sell Common Stock issuable upon exercise of the Warrant pursuant to the registration statement, ManTech will, among other things, be required to be named as selling security holder in the prospectus. We are registering the shares of Common Stock issuable upon exercise of the Warrant in order to permit the shareholder to offer the shares for resale from time to time. The selling security holder has, or had, positions, offices or other material relationships with us or our affiliates apart from their investment in or receipt of our securities (see “Relationships and Related Transactions”).

The selling security holder and/or its affiliates provide or from time to time have provided or in the future may provide certain consulting, management and other services to us and/or our affiliates and subsidiaries, for which they receive or have received customary fees and compensation or for which we expect them to receive customary fees and compensation.

The following table is prepared based on information supplied to us by the selling security holder. Although we have assumed for purposes of the table below that the selling security holder will sell all of the shares offered by this prospectus, because the selling security holder may offer from time to time all of its shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling security holder or that will be held by the selling security holder after completion of the resales.

[
Shares of Common Stock
Beneficially Owned Prior to the Offering
		Number					Shares of
		of Shares	Number				Common
		of Common	of Shares		Percent	Number	Stock	Percent
		Stock	of Common		of	of Shares	Beneficially	of
		Underlying	Stock		Outstanding	of Common	Owned	Outstanding
Name of Selling	Common	Stock	Underlying		Common	Stock	After the	Common
Shareholder	Stock	Options	Warrants	Total	Stock	Offered	Offering (1)	Stock

ManTech International
Corporation (2) (3)	-	-	100,000	100,000.8%		100,000	-	0.0%

(1) Assumes all of the Common Stock registered is sold.

(2) The selling shareholder acquired the securities to which this prospectus relates from us in exchange for issuing letters of credit (see “Description of the ManTech Warrant”, page 13).

(3) George Pedersen owns a controlling interest in ManTech International Corp. Mr. Pedersen owns or controls approximately 89% of ManTech’s voting stock. Mr. Pedersen individually directly owns 56,250 shares of Company Common Stock and 115,500 shares of Company Common Stock issuable upon exercise of stock options. ManTech, of which Mr. Pedersen owns a controlling interest, owns 100,000 shares of Company Common Stock issuable upon exercise of the warrants held by ManTech. The stock options and the warrants are currently exercisable. The percent of Common Stock held by Mr. Pedersen and ManTech amounts to approximately 2.0% of the outstanding Common Stock of the Company.

As is more fully described in the Sections captioned “Prospectus Summary”, “Description of the ManTech Warrant”, and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on April 14, 2004 and incorporated by reference herein, under the Collateral Agreement, ManTech agreed to issue two letters of credit on the Company’s behalf as collateral for an advance payment bond ($1.8 million) and a performance bond ($1.3 million). The Company agreed to pay ManTech a fee equal to 7.5% per annum on the total value of the outstanding letters of credit and, as additional consideration, the Company also issued ManTech a warrant to purchase up to 100,000 shares of the Company’s Common Stock, at a price per share equal to $1.33 per share. The Warrant is exercisable during the five (5) year period beginning on July 9, 2003 and ending on July 8, 2008. Upon exercise of the Warrant, provided the restrictive legend is removed and the Company has received an opinion to the effect that any transfer by ManTech or the securities evidenced by the share certificate will not violate the Securities Act, is entitled to register the issued shares under the Securities Act.

Once the Company has (i) filed a registration statement with respect to the resale of the Common Stock issuable upon exercise of the Warrant, (ii) the Common Stock has been listed on the American Stock Exchange, and (iii) such registration statement shall have been declared effective by the Commission, then the selling shareholder may freely sell, transfer or otherwise dispose of its shares of Company Common Stock.

Other than the relationships discussed above and as described in the Section captioned “Relationships and Related Transactions”, we are not aware of any position, office, or any other material relationship of the selling shareholder named above with the registrant or any of its predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

The Company agreed to pay all expenses of the registration of the Common Stock issuable upon exercise of the Warrant.

If the selling shareholder effects such transactions by selling the shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of any securities or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, such broker-dealers and financial institutions may engage in short sales (i) of shares of the Company’s Common Stock or (ii) of securities convertible into or exchangeable for shares of the Company’s Common Stock in the course of hedging positions they assume with the selling shareholder. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealers and financial institutions of shares of the Company’s Common Stock offered in this prospectus, which shares may be resold by the broker-dealer or financial institution, pursuant to this prospectus (as amended or supplemented to reflect such transaction). Subject to any contrary terms of the Collateral Agreement, the selling shareholder may also sell securities short and deliver securities covered by this prospectus to close out short positions. The selling shareholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling shareholder, including its donees, pledgees, transferees or other successors-in-interest, may sell shares of Common Stock received as a gift, pledge, partnership distribution or other transfer from a selling shareholder after the date of this prospectus. The selling shareholder may, from time to time, sell, transfer pledge or grant a security interest in or otherwise dispose of some or all of the shares of Company Common Stock owned by it on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. If they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the "Securities Act"), amending, if necessary, the list of selling shareholders to include the donee, pledgee, transferee or other successors-in-interest as selling shareholder under this prospectus. The selling shareholder also may transfer, gift, pledge, or donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees, transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and such donees, pledgees, transferees or other successors-in-interest may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the names of such donees, pledgees, transferees or other successors-in-interest in the list of selling shareholder under this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by, paid, or any discounts or concessions allowed to, the selling shareholder or any such broker-dealer or any profit on the resale of the shares of Company Common Stock sold by the selling shareholder or the broker-dealer while acting as principals may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Additionally, the selling shareholder may be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Company Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares of Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholder may choose not to sell any or may choose to sell less than all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

The selling shareholder may choose not to sell any or may choose to sell less than all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• “at the market” or through market makers or into an existing market for the shares;
• short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

• broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The Company has informed the selling shareholder and any other person participating in such distribution that they will be subject to applicable provisions of the 1934 Act, and the rules and regulations hereunder, including, without limitation, the anti-manipulative provisions of Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. In addition, the selling shareholder has been apprised of the Commission’s position on short sales. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

The selling shareholder may resell all or a portion of its shares of Company Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon the Company being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling shareholder and each of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which such shares are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

We will pay all expenses of the registration of the Common Stock pursuant to the Agreement; provided, however, that the selling shareholder will pay all underwriting discounts and commissions and selling commissions, if any. We will provide customary indemnification of the selling shareholder against liabilities, including some liabilities under the 1933 Act.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares offered by this prospectus will be passed upon for us by Kalbian Hagerty LLP.

The consolidated financial statements of GSE Systems, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.  The audit report covering the December 31, 2006 financial statements refers to a change in accounting for share based payments as the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”). The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read, without charge, and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. You can also access copies of this material electronically, without charge, on the SEC's home page on the World Wide Web at http://www.sec.gov.

You may write or telephone us to obtain at no cost a copy of any or all of the documents incorporated by reference. You should direct written requests to, 7133 Rutherford Road, Suite 200, Baltimore, Maryland 21244, Attn: Secretary. Our telephone number is (410) 277-3740. However, we will not send you exhibits to a document, unless the exhibits are specifically incorporated by reference in the document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is important and is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus. We incorporate by reference the documents listed below and any future filings the Company may make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference:

•	Our Current Report on Form 8-K filed on May 16, 2007 (File No. 001-14785).

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 filed on May 15, 2007 (File No. 001-14785).

•	Our Current Report on Form 8-K filed on April 6, 2007 (File No. 001-14785).

•	Our Current Report on Form 8-K filed on April 3, 2007 (File No. 001-14785).

•
Our Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007 (File No.001-14785), including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement filed April 30, 2007.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 filed on April 14, 2004 (File No. 001-14785).

•	Our Quarterly Report on Form 10-Q filed on August 14, 2003 (File No. 001-14785)

•	Our Annual Report on Form 10-K for the year ended December 31, 1998 filed on March 31, 1999 (File No. 001-14785).

•
The description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form S-3 filed with the SEC on May 30, 2006 (File No. 333-134569), as amended by a Form S-3/A filed with the SEC on July 25, 2006 (File No. 333-126472), and as further amended by a Form S-3/A filed with the SEC on July 26, 2006 (File No. 333-134569), August 31, 2006 (333-134569), September 28, 2006 (333-134569) and October 20, 2006 (333-134569).

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract, or other document, are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, MD 21244
(410) 277-3740

If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the issuance and distribution of the securities registered hereby and the offerings described in this registration statement, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee.

SEC registration fee	$76
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Printing expenses	-
AMEX registration fee	3,250
Miscellaneous	-
$38,326

 Item 15. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in no derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, every person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit of proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL. The Restated Certificate provides that, subject to any requirements imposed by law or the Company's Bylaws, the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. The Company's Amended and Restated By-Laws (the "By-Laws") provide that, if and to the extent required by the DGCL, such an advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated Certificate also provides that a director shall, to the maximum extent permitted by Section 102(b)(7) of the DGCL (or any successor provision), have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Item 16. Exhibits.

Number Description

3(i)
Third Amended and Restated Certificate of Incorporation of the Company. Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on October 24, 2001 and incorporated herein by reference.

3(ii)
Form of Amended and Restated Bylaws of the Company. Previously filed in connection with Amendment No.1 to the GSE Systems, Inc. Form S-1 Registration Statement as filed with the Securities and Exchange Commission on June 14, 1995 and incorporated herein by reference.

4.1	Warrant to Purchase Common Stock of GSE Systems, Inc. by and between ManTech International Corporation and the Company dated July 9, 2003, filed herewith.
4.2
Certificate of Designation, Preferences and Rights of Series A Cumulative Preferred Stock dated as of February 28, 2006 providing for the issuance of a series of 42,500 shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, as filed with the Securities and Exchange Commission on March 6, 2006 and incorporated herein by reference.

5.1	Opinion of Kalbian Hagerty LLP regarding legality and validity of the securities being registered and as to the corporate authority to issue such securities, filed herewith.
10.1	Collateral Agreement by and between the Company and ManTech Corporation dated July 9, 2003, filed herewith.
23.1	Consent of KPMG LLP, filed herewith.
23.2	Consent of Kalbian Hagerty LLP (contained in exhibit 5.1).
24.1	Power of Attorney for Directors’ and Officers’ Signatures on Form S-3, filed herewith.

Item 17. Undertakings.

a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 15 - Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, the State of Maryland, on the 23rd day of May, 2007.

GSE SYSTEMS, INC.

BY: /s/ John V. Moran
Name: John V. Moran
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John V. Moran and Jeffery G. Hough, and each of them, with full power of substitution and reconstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: February 28, 2007	/s/ John V. Moran
John V. Moran
Chief Executive Officer and Director
(Principal Executive Officer)

Date: February 28, 2007	/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and Chief Financial
Officer
(Principal Financial and Accounting Officer)

Date: February 28, 2007	/s/ Jerome I. Feldman
Jerome I. Feldman
Chairman of the Board

Date: February 28, 2007	/s/ Michael D. Feldman
Michael D. Feldman
Director

Date: February 28, 2007	/s/ Dr. Sheldon L. Glashow
Dr. Sheldon L. Glashow
Director

Date: February 28, 2007	/s/ Scott N. Greenberg
Scott N. Greenberg
Director

Date: February 28, 2007	/s/ Dr. Roger Hagengruber
Dr. Roger Hagengruber
Director

Date: February 28, 2007	/s/ O. Lee Tawes III
O. Lee Tawes III
Director

Date: February 28, 2007	/s/ Joseph W. Lewis
Joseph W. Lewis
Director

Date: February 28, 2007	/s/ George J. Pedersen
George J. Pedersen
Director